Exhibit 5

[Letterhead of Muldoon Murphy & Aguggia LLP]

February 23, 2007

Board of Directors

Mayflower Bancorp, Inc.

30 South Main Street

Middleboro, Massachusetts 02346

Re:	Mayflower Co-operative Bank 1987 Stock Option Plan and Mayflower Co-operative Bank 1999 Stock Option Plan Assumed by Mayflower Bancorp, Inc.

Ladies and Gentlemen:

We have been requested by Mayflower Bancorp, Inc. (the “Company”) to issue a legal opinion in connection with the registration of 91,522 shares of the Company’s common stock, $1.00 par value (the “Shares”) on Form S-8 under the Securities Act of 1933, as amended (the “Securities Act”). The Company may issue up to 83,541 of the Shares under the Mayflower Co-operative Bank 1999 Stock Option Plan (the “1999 Plan”) and up to 7,981 of the Shares under the Mayflower Co-operative Bank 1987 Stock Option Plan (the “1987 Plan,” and together with the 1999 Plan, the “Option Plans”). The Company became the holding company for Mayflower Co-operative Bank (the “Bank”) on February 15, 2007, pursuant to the Plan of Reorganization and Acquisition between the Company and the Bank (the “Plan of Reorganization”). In connection with the consummation of the transactions contemplated by the Plan of Reorganization, the Company assumed the obligations of the Bank under the Option Plans. The Shares will be issued in lieu of shares of Bank common stock that would have been issuable under the Option Plans had such plans remained plans of the Bank.

We have made such legal and factual examinations and inquiries as we deemed advisable for the purpose of rendering this opinion. In our examination, we have assumed and have not verified (i) the genuineness of all signatures; (ii) the authenticity of all documents submitted to us as originals; (iii) the conformity with the originals of all documents supplied to us as copies; and (iv) the accuracy and completeness of all corporate records and documents and of all certificates and statements of fact, in each case given or made available to us by the Company or the Bank or the Bank’s subsidiaries.

Based on the foregoing, and limited in all respects to Massachusetts law, it is our opinion that the Shares have been duly authorized and, upon payment for and issuance of the Shares in the manner described in the Option Plans and the outstanding option agreements, they will be duly authorized, legally issued, fully paid and nonassessable.

We note that, although certain portions of the registration statement on Form S-8 (the financial statements and schedules) have been included therein (through incorporation by reference) on the authority of “experts” within the meaning of the Securities Act, we are not experts with respect to any portion of the registration statement, including without limitation the financial statements or schedules or the other financial information or data included therein.

Board of Directors

Mayflower Bancorp, Inc.

February 23, 2007

This opinion is rendered to you solely for your benefit in connection with the issuance of the Shares as described above. This opinion may not be relied upon by any other person or for any other purpose, and it should not be quoted in whole or in part, or otherwise referred to or be furnished to, any governmental agency (other than filed with the Securities and Exchange Commission as an exhibit to the aforementioned registration statement on Form S-8, in which this opinion is contained), or any other person or entity, without the prior written consent of this firm.

We hereby consent to the filing of this opinion as an exhibit to, and the reference to this firm in, the Company’s registration statement on Form S-8.

Very truly yours,

/s/ Muldoon Murphy & Aguggia LLP
MULDOON MURPHY & AGUGGIA LLP